KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN EUROPE AND EASTERN EUROPE

CRANBURY, NEW JERSEY – August 25, 2008 - Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in Europe and Eastern Europe.

Effective September 15, 2008, prices for all Kronos titanium dioxide pigment grades sold in Europe and Eastern Europe will be increased by the equivalent of 50 Euro per metric ton.

This is a new price increase announcement and is in addition to the price increases and surcharges previously announced for this region for June and July 2008.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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